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                                                                    EXHIBIT 12.1

                                   JSCE, INC.
         CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------
                                                                         1996    1995    1994    1993     1992
                                                                         ----    ----    ----    -----    ----
                                                                             (DOLLAR AMOUNTS IN MILLIONS)

Income (loss) before income taxes, extraordinary item and cumulative
  effect of accounting changes........................................   $194    $403    $ 28    $(258)   $(24)
Add (deduct):
     Minority interest share of income (loss).........................              2      (1)      (3)     (3)
     Interest expense(a)..............................................    194     234     269      254     300
     Interest component of rental expense.............................     13      12      11       12      11
                                                                         ----    ----    ----    -----    ----
Earnings available for fixed charges..................................   $401    $651    $307    $   5    $284
                                                                         ----    ----    ----    -----    ----
                                                                         ----    ----    ----    -----    ----
Fixed charges:
     Interest expense(a)..............................................   $194    $234    $269    $ 254    $300
     Capitalized interest.............................................      3       4       4        3       4
     Interest component of rental expense.............................     13      12      11       12      11
                                                                         ----    ----    ----    -----    ----
          Total fixed charges.........................................   $210    $250    $284    $ 269    $315
                                                                         ----    ----    ----    -----    ----
                                                                         ----    ----    ----    -----    ----
Ratio of earnings to fixed charges....................................   1.91    2.60    1.08     (b)     (b)
                                                                         ----    ----    ----    -----    ----
                                                                         ----    ----    ----    -----    ----


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 (a) For  the years ended December 31, 1996,  1995, 1994 1993 and 1992, interest expense includes  amortization  of  deferred debt  issuance  costs  of  $13
     million,   $14  million,   $10  million,   $8  million   and  $15  million,
     respectively.



 (b) For the years ended December 31, 1993 and 1992, earnings were inadequate to cover fixed charges by $264 million and $31 million, respectively.


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